EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization is entered into on this day of October, 1998, by and between SMART FIT FOUNDATIONS, INC., a Florida corporation, (hereinafter "Smart"); CYBERFAST NETWORK SYSTEMS CORP., a Florida corporation, located at 1006 Grand Court, Highland Beach, Florida, 33487 (hereinafter "Cyberfast" or the "Company"); and the undersigned stockholders of Cyberfast, (hereinafter "Stockholders").

                                    RECITALS:

         WHEREAS, the Stockholders own beneficially and of record all of the shares of voting Common Stock of Cyberfast.

         WHEREAS, Smart desires to acquire one hundred (100%) percent of the issued and outstanding Common Stock of Cyberfast making Cyberfast a subsidiary of Smart, and Stockholders desire to make a tax-free exchange of their shares in Cyberfast solely for shares of Smart.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

                                    SECTION 1

                                    AGREEMENT

         1.1 PLAN OF REORGANIZATION AND TAX OPINION. Smart, the Stockholders, and Cyberfast hereby agree that 100 percent of the issued and outstanding capital stock of Cyberfast shall be acquired by Smart in exchange solely for Smart voting stock in a transaction qualifying as a tax-free stock-for-stock exchange pursuant to Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Special tax counsel for Smart shall provide to Cyberfast a legal opinion confirming the tax-free status of this transaction, and that the issuance of 'Rule 504' unrestricted common shares to consultants and to the management of Cyberfast as compensation for services on this transaction, will not destroy the tax free status of this transaction.

         1.2 EXCHANGE OF STOCK. Smart and Stockholders agree that all (5,000) issued and outstanding shares of common stock of Cyberfast, equal to one hundred (100%) percent, shall be exchanged with Smart for (4,750,000) shares of restricted CLASS B common voting stock of Smart. A list of the shares of Cyberfast, the owner thereof; and shares of Smart to be received by said Stockholders is attached hereto as EXHIBIT "A" and by this reference is incorporated herein. The Smart shares will, on the Closing Date, as hereinafter defined, be delivered to the Stockholders in exchange for their shares in Cyberfast. Stockholders represent and warrant that they will hold such shares of common stock of Smart for investment purposes and not for further public distribution and agree that the shares shall be appropriately restricted.

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         1.3 DELIVERY OF SHARES. On or before the Closing Date, certificates representing all of the shares of Cyberfast will be delivered duly endorsed so as to make Smart the sole holder thereof, free and clear of all claims and encumbrances; and on such Closing Date, delivery of the Smart shares, which will be appropriately restricted as to transfer, will be made to Stockholders as set forth herein. All Stockholders of Cyberfast owning such shares shall also execute a investment letter.

         1.4 CAPITAL STRUCTURE AND STATUS OF SMART AT TIME OF CLOSING. Smart shall have (128,265) shares issued and outstanding at time of Closing, and no options or other securities outstanding convertible into its common stock. All of the liabilities of Smart shall be satisfied in full prior to Closing.

         1.5 BOARD OF DIRECTORS RESOLUTIONS AND SHAREHOLDERS CONSENTS BY SMART. Prior to Closing, corporate resolutions shall be adopted by the unanimous written consent of Smart's directors and the written consent of the holders of a majority of Smart's shares of common stock issued and outstanding, to ratify and approve the following actions and amendments to the certificate of incorporation:

                  (A) Approve the issuance of (24,315) shares of restricted CLASS A common stock to John B. Lowy, as a finders fee on the present transaction, which shall increase the Smart outstanding to (128,265) shares.

                  (B) Adopt an Amendment of the Certificate of Incorporation whereby the aggregate number of shares which the Corporation shall have authority to issue is 50,000,000, divided into three classes (i) 5,000,000 shares of preferred stock, $100.00 par value per share (the "Preferred Stock"),
(ii) (40,250,000) shares of CLASS A Common Stock $.01 par value per share (the "CLASS A Common Stock") and (iii) (4,750,000) shares of CLASS B Common Stock, $.01 par value per share (the "CLASS B Common Stock"), (collectively the "Common Stock)".

                  (a) COMMON STOCK. Except as otherwise provided in this Section the rights of CLASS A Common Stock and CLASS B Common Stock shall be identical in all respects:

                                    (1) GENERAL. The voting, dividend and
                           liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

                                    (2) VOTING. Each holder of CLASS A Common
                           Stock shall have one vote in respect of each share of CLASS A Common Stock held by him and each holder of CLASS B Common Stock shall have ten (10) votes in

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                           respect of each share of CLASS B Common Stock held by
                           him on all matters voted upon by the stockholders.

                                    (3) DIVIDENDS. Dividends may be declared and
                           paid on the Common Stock from Funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                                    (4) LIQUIDATION. Upon the dissolution or
                           liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

                                    (5) TRANSFER OF CLASS B COMMON STOCK. Upon
                           the sale, assignment, transfer, conveyance, or other disposition, whether voluntary, by operation of law or otherwise (a "Transfer," which, for the purpose hereof, shall not include a pledge) of shares of CLASS B Common Stock, the shares so transferred shall, by virtue of such Transfer, automatically be converted into an equal number of fully paid and non assessable shares of CLASS A Common Stock. Thereafter, the shares of CLASS B Common Stock so converted shall be authorized and unissued shares of CLASS B Common Stock of the Corporation.

                                    (6) DEATH OF HOLDER OF CLASS B COMMON STOCK.
                           Upon the death of the holder of CLASS B Common Stock, the shares of CLASS B Common Stock so held as of the date of death of the deceased stockholder shall be automatically converted into an equal number of fully paid and non assessable shares of CLASS A Common Stock. Thereafter, the shares of CLASS B Common Stock so converted shall be authorized and unissued shares of CLASS B Common Stock of the Corporation.

                                    (7) CONVERSION OF CLASS B COMMON STOCK. All
                           outstanding shares of CLASS B Common Stock shall be convertible at all times, at the election of the holder thereof, into an equal number of fully paid and non assessable shares of CLASS A Common Stock by delivery of written notice by the holder of such shares of CLASS B Common Stock to the Corporation, or its transfer agent, together with the certificate (s)

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                           representing the shares to be converted. Thereupon,
                           the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificate(s) representing an equal number of shares of CLASS A Common Stock. Shares of CLASS B Common Stock shall be deemed to have been converted immediately prior to the close of business on the day upon which the Corporation, or its transfer agent, received such shares for conversion. The person entitled to receive the CLASS A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such CLASS A Common Stock at such time. Thereafter, the shares of CLASS B Common Stock so conveyed shall be authorized and unissued shares of CLASS B Common Stock of the Corporation.

                                    With respect to any shares of CLASS B Common
                           Stock converted into CLASS A Common Stock, until surrender as provided herein, each outstanding certificate, which prior to such conversion represented shares of CLASS B Common Stock, shall be deemed for all purposes to evidence ownership of the number of shares of CLASS B Common Stock notwithstanding the conversion election. Upon surrender to the Corporation, or its transfer agent, for cancellation of the certificate or certificates representing such shares of CLASS B Common Stock, the holder thereof shall be entitled to receive a certificate or certificates representing the number of shares of CLASS A Common Stock to which such holder is entitled.

                  (b) PREFERRED STOCK. The Preferred Stock shall be issued in series containing such rights, preferences, designations, restrictions and limitations as may be designated by the board of directors.

                  (C) Approve this Agreement and Plan of Reorganization between Smart and Cyberfast, whereby Smart shall acquire 100% ownership of Cyberfast from the Shareholders of Cyberfast, (as listed in the attached EXHIBIT "A"), for the issuance of at total of (4,750,000) shares of restricted CLASS B common stock.

                  (D) Approve the issuance of (550,000) shares of unrestricted CLASS common stock under Rule '504' to management personnel of Cyberfast, (as listed in the attached EXHIBIT "A-1"), for services rendered on this transaction.

                  (E) Approve the issuance of (391,735) shares of unrestricted CLASS A common stock under Rule '504' to the advisors and consultants, (as listed in the attached EXHIBIT "B"), for services rendered on this transaction.

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                  (F) Approve Smart changing its name to "Cyberfast Systems,
Inc.".

         1.6 CHANGES IN CAPITALIZATION OF SMART. Smart, between the date of this Agreement and the Closing, shall not make any changes to its capital structure except as called for in section 1.5 hereto.

         1.7 CAPITAL STRUCTURE AFTER CLOSING. After issuance of the restricted CLASS B common stock, and the issuance of CLASS A unrestricted common shares to management and consultants, (pursuant to paragraph 1.5 hereto), the capital structure of the merged company will be as follows:

         SHAREHOLDERS:                       SMART SHARES:     PERCENTAGES:

         Shareholders of Cyberfast -
             CLASS B Common                    4,750,000 (144)     81.6%

         Management of Cyberfast -
             CLASS A Common                      550,000 ('504")    9.5%
                                               ---------           ----
             Sub-total                         5,300,000           91.1%

         (15) Consultants -
             CLASS A Common                      391,735 ('504")    6.7%

         Present shareholders
             of Smart - CLASS A                  128,265            2.2%
                                               ---------           ----
                  Totals                       5,820,000          100.0%
                                               ---------           ----

                                    SECTION 2

     CLOSING, EFFECTIVE DATE, DUE DILIGENCE PERIOD, AND PRE-CLOSING ACTIONS

         2.1 LOCATION OF CLOSING. The Closing contemplated by Section 1.1 shall be held at the office of Cyberfast, not later than 30 days following the date of this Agreement, unless another place or time is agreed upon in writing by the parties. In the event the parties shall agree to close the transaction by recognized courier and in escrow, then in such event, Michael Harris, Attorney at law, shall serve as the 'Temporary Agent" for all parties to this transaction in holding and redistributing the various original documents and copies among the various parties following the Closing.

         2.2 EFFECTIVE DATE. The effective date of this reorganization, for accounting purposes, shell be October 1, 1998. Cyberfast prior to Closing shall distribute to its present Shareholders all Subchapter S earnings accumulated by Cyberfast through September 30, 1998. In the event the Closing of this transaction is delayed, and the effective date for the termination of the Subchapter S election falls on a date later than September 30, 1998, then in such event, the Shareholders

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of Cyberfast shall be entitled to receive such additional distributions of
Subchapter S earnings as may have accumulated during the period prior to the revised effective date for the Closing.

         2.3 PRE-CLOSING ACTIONS BY SMART. Smart, prior to Closing, and pursuant to section 1.5 hereto, shall have provided to Cyberfast: a signed tax opinion letter satisfactory to Cyberfast which substantiates the tax free treatment of the proposed stock for stock exchange; opinion letter from securities counsel for Smart satisfactory to Cyberfast for the issuance of '504' unrestricted common shares; a filed copy of the amended articles of incorporation; a certified shareholders list; a letter to the shareholders; a stock transmittal form; and a draft of a proposed press release.

         2.4 DUE DILIGENCE. Cyberfast and its securities counsel, Michael Harris, shall devote the period of time between the date of this Plan and the date of the Closing to complete "due diligence" on Smart. Cyberfast, pursuant to Section (5) herein, shall have the right at any time prior to Closing to unilaterally rescind and terminate this Plan if, in their sole opinion, there exists any material misrepresentation concerning the financial statements of Smart, its shareholder base, or its qualification and standing as a publicly traded entity.

         2.5 CONDITION OF CLOSING. In addition to the right provided in Section
2.4 hereof, Cyberfast may terminate this agreement without any liability if by October 27, 1998:

                  (i) John Lowy and Kevin Kading have not either completed sufficient gifts of common shares so that Smart has at least (150) stockholders with round lots of (100) shares or more, (which will count toward the current minimum eligibility requirement of (300) shareholders for listing on NASDAQ SmallCap Market), or entered into a written agreement to do so following closing and surrendered their common stock so that legends may be placed on their certificates restricting sales until compliance with such redistribution;

                  (ii) all of the "Leakout Agreements" have not been executed by the holders in the amounts reflected on Exhibit "B-1" attached hereto.

                  (iii) all conditions required by Section 2.3 hereof have not been fully complied with to the satisfaction of Cyberfast.

                                  SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF SMART

         Smart represents and warrants to, and covenants with, the Stockholders as follows:

         3.1 CORPORATE STATUS. Smart is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of

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its business or the character or ownership of its properties makes such licensing or qualification necessary.

         3.2 CAPITAL STRUCTURE OF SMART. The authorized capital stock of Smart consists of (1,000,000) shares of common stock, $.01 par value per share, with (104,050) common shares presently outstanding. A separate written representation and warranty letter shall be delivered to Cyberfast prior to Closing from two
(2) of the consultants on this transaction, (Kading Companies, S.A. and Olympic Capital Group, Inc.) confirming the promise and obligation of these consultants to make a redistribution of a portion of their restricted and unrestricted CLASS A common stock, sufficient that Smart shall have not less than (150) shareholders each with ownership of (100) or more common shares prior to the effective date on which active trading begins on the OTC Bulletin Board (as Cyberfast Systems, Inc. with a new symbol). Smart, at time of Closing, shall have no issued and outstanding options, rights or warrants to acquire it's common shares and no other securities outstanding convertible or exchangeable into its common stock.

         3.3 FINANCIAL STATEMENTS. The financial statements Smart has furnished to Cyberfast and the Stockholders, consisting of audited financial statements dated April 30, 1997 and 1998, for the one year periods then ended, and unaudited financial statements dated July 31, 1998, for the four month period then ended, attached hereto as Exhibit "C", are true, correct and fairly present the financial condition of Smart at such date and for the periods involved; such statements were prepared in accordance with S.E.C. practice standards and in accordance with generally accepted accounting principles consistently applied; and no material change has occurred in the financial condition, assets, liabilities or business of Smart since the date of the most recent financial statements dated July 31, 1998.

         3.4 NO CURRENT BUSINESS OPERATIONS. Smart has no present business operations and no liabilities of any nature except to the extent reflected or reserved against the July 31, 1998 Balance Sheet of Smart, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         3.5 S.E.C. COMPLIANCE AND LISTINGS. Smart is a non-reporting Florida corporation currently traded on the OTC Electronic Bulletin Board (under the symbol: "SXFT"). Smart is in full compliance with, and not in violation of, any state or federal securities laws. All outstanding shares of common stock of Smart have been duly authorized and are validly issued, fully paid, and non-assessable and free of preemptive rights, and there are no registration rights existing or granted to any holders of restricted common stock of Smart.

         3.6 TITLE TO PROPERTY. Smart has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of Smart, and the properties and assets of Smart are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default

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exists.

         3.7 LITIGATION. There is no litigation or proceeding pending, or to the knowledge of Smart, threatened, against or relating to Smart, its properties or business, except as set forth in a list certified by the President of Smart and delivered to the Stockholders, or their representative.

         3.8 BOOKS AND RECORDS. From the date of this Agreement to the Closing, Smart will (1) provide to the Stockholders or their representative any and all relevant documents regarding securities filings, broker dealer due diligence packages, offering memorandums, and copies of Form D; and (2) give to the Stockholders full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Stockholders may inspect and audit them; and (3) furnish such information concerning the properties and affairs of Smart as the Stockholders may reasonably request.

         3.9 TAX RETURNS. Smart has filed all federal and state income or franchise tax returns required to be filed for the tax year ended December 31, 1997.

         3.10 CONFIDENTIALITY. Until the Closing (and thereafter if there is no Closing), Smart and its representatives will keep confidential any information which they obtain from the Stockholders or from Cyberfast concerning the properties, assets and business of Cyberfast. If the transactions contemplated by this Agreement are not consummated by October 31, 1998 Smart will return to Cyberfast all written matter with respect to Cyberfast obtained by Smart in connection with the negotiation or consummation of this Agreement.

         3.11 INVESTMENT INTENT. Smart is acquiring the Cyberfast shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Smart has no commitment or present intention to liquidate Cyberfast or to sell or otherwise dispose of shares of its stock.

         3.12 CORPORATE AUTHORITY. Smart has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to the Stockholders at the closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder and which also contains approvals of all of the conditions contained in Section 1.5 above.

         3.13 DUE AUTHORIZATION. Execution of this Agreement and performance by Smart hereunder has been duly authorized by all requisite corporate action on the part of Smart, and this Agreement constitutes a valid and binding obligation of Smart and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Smart. All matters described in Section 1.5 will have been duly and properly approved by Consent of the Majority Shareholders of Smart before the Closing.

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                                    SECTION 4

     REPRESENTATIONS, WARRANTIES AND COVENANTS OF CYBERFAST AND STOCKHOLDERS

         Cyberfast and Stockholders represent and warrant to, and covenant with, Smart as follows:

         4.1 CORPORATE STATUS. Cyberfast is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         4.2 CYBERFAST SHARES. The Stockholders executing this agreement shall hold full right, title and interest in 1OO% of the Cyberfast shares, free and clear of adverse claims of third parties.

         4.3 CAPITALIZATION. The authorized capital stock of Cyberfast consists of (7,500) shares of common voting stock, having a par value of $1.00 per share, of which (5,000) shares shall be issued and outstanding at time of closing. At time of closing, there shall be no other securities, outstanding options, warrants or other rights to purchase any of the authorized, but unissued shares of common voting stock of Cyberfast.

         4.4 FINANCIAL STATEMENTS OF CYBERFAST. The financial statements furnished to Smart, consisting of unaudited financial statements dated December 31, 1997, covering the year then ended, and financial statements dated June 30, 1998, for the six month period then ended, attached hereto as Exhibit "D", are correct and fairly present the financial condition of Cyberfast and its subsidiaries at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein.

         4.5 UNDISCLOSED LIABILITIES. Cyberfast has no liabilities of any nature except to the extent reflected or reserved against the Balance Sheets of Cyberfast attached hereto as Exhibit D, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except for additional liabilities which may have been incurred in the ordinary course of business by Cyberfast since the date of the financial statements.

         4.6 INTERIM CHANGES. Since the date of the financial statements described in paragraph 4.5, except for the normal continuing distributions made to the shareholders of Cyberfast under Subchapter S of the Internal Revenue Code, there have been no (1) changes in financial condition, assets, liabilities or business of Cyberfast, or other distribution in respect of capital stock of Cyberfast, or any direct or indirect redemption, purchase or other acquisition of any such stock; nor (2) increase paid, or agreed to, in the compensation retirement benefits or other commitments to employees.

         4.7 TITLE TO PROPERTY. Cyberfast has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of

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Cyberfast, and the properties and assets of Cyberfast are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists.

         4.8 LITIGATION. There is no litigation or proceeding pending, or to the knowledge of Cyberfast, threatened, against or relating to the property or business of Cyberfast, except as set forth in a list certified by the President of Cyberfast and delivered to Smart or its representative.

         4.9 BOOKS AND RECORDS. From the date of this Agreement to the Closing, Cyberfast shall (1) give to Smart or its representative full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Smart may inspect and audit them; and (2) furnish such information concerning the properties and affairs of Cyberfast as Smart may reasonably request.

         4.10 TAX RETURNS. Cyberfast has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates

         4.11 CONFIDENTIALITY. Until the Closing (and thereafter if there is no Closing), Cyberfast and its representatives will keep confidential any information which they obtain from Smart concerning the properties, assets and business of Smart. If the transactions contemplated by this Agreement are not consummated by October 31, 1998 Cyberfast will return to Smart all written matter with respect to Smart obtained by Cyberfast in connection with the negotiation or consummation of this Agreement.

         4.12 INVESTMENT INTENT. Stockholders are acquiring the shares to be delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and Stockholders have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the Smart stock. Stockholders shall execute and deliver to Smart on the Closing an Investment Letter attached hereto as Exhibit "E".

         4.13 CORPORATE AUTHORITY. Cyberfast has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to the Stockholders at the closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

         4.14 DUE AUTHORIZATION. Execution of this Agreement and performance by Cyberfast hereunder has been duly authorized by all requisite corporate action on the part of Cyberfast, and this Agreement constitutes a valid and binding obligation of Cyberfast and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Cyberfast.

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                                   SECTION 5

                                   TERMINATION

         This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Board of Directors of Smart or by the Board of Directors of Cyberfast if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; (3) by either party if the transaction is not closed by October 31, 1998, unless the primary reason for delay in closing are due to unreasonable actions or inaction by the party seeking to terminate this agreement.

                                    SECTION 6

                               GENERAL PROVISIONS

         6.1 FURTHER ASSURANCES. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         6.2 EXPENSES. Each party shall bear its own expenses in regard to this transaction. Cyberfast shall pay the legal fees of its own securities counsel; its auditing firm; the costs of the actual release of the initial press release; cost of printing new stock certificates; and the post-closing stock transfer fees for the reissuance of replacement certificates in the new name of the corporation (except regarding any redistribution of shares made by Kevin Kading or Kading Companies S.A.). The present controlling shareholders of Smart shall pay the following costs: the legal fees of its securities counsel; its auditors; special tax counsel for the tax opinion; legal opinion on all issuances of Rule '504' unrestricted CLASS A Common Stock pursuant to this transaction; Florida franchise fees and filing fees (to complete capital structure changes called for in section 1.5 hereto); the cost of preparation of: board minutes and resolutions of Smart; shareholder consent resolutions; articles of amendment to the articles of incorporation of Smart; indemnification agreement; a letter agreement between Smart and John Lowy and Kevin Kading, concerning the timely redistribution of a portion of their shares; leakout agreements; cover letter to transfer agent and post-closing board resolution of Cyberfast on the issuance of '504' CLASS A Common Stock; various letters to NASD, and other regulatory agencies, (concerning the required advance notices of the impending transaction); a letter to apply for a new CUSIP number; assistance to Cyberfast on choice and printing of new stock certificate; draft of a letter to shareholders describing the transaction, the changes to the capital structure, and profiling the management, business and presentation of summary financial data regarding Cyberfast; a transmittal form for the new name replacement stock certificate; duplication and mailing costs of the shareholders letter; and preparing a draft of the initial press

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

release announcing the transaction. Cyberfast shall pre-approve all documents contained in the shareholder mailing, make a determine as to the territorial coverage and the depth of coverage for the press release.

         6.3 INDEMNIFICATION AGREEMENT. At time of Closing, Smart shall have no liabilities of any kind or nature whatsoever, and at time of Closing the two (2) principal shareholders of Smart, John B. Lowy, and Cosmo A. Palmieri, shall execute the indemnification agreements attached hereto as EXHIBIT "F" to indemnify and hold harmless Cyberfast and the persons relying upon the representations in this Agreement against any and all losses, claims, damages, liabilities, and expenses, joint or several to which such persons may become subject under the Act or otherwise, including attorneys' fees reasonably incurred in defending any actions, whether or not resulting in any liability, insofar as such are based upon any untrue statement of a material fact contained in this Agreement or any omission to state therein a material fact necessary to make the statement made therein not misleading.

         6.4 BROKERS. Except as otherwise shown in the above Exhibit "B", each party represents to the other party hereunder that no consultants, advisors, brokers or finders have acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by consultants, advisors, brokers or finders employed or alleged to have been employed by it.

         6.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

         CYBERFAST:
         Mr. Michael Harris, Attorney at law
         1645 Palm Beach Lakes Blvd, Suite 550
         W. Palm Beach, Florida 33401

         SMART:
         Mr. John B. Lowy, President
         Olympic Capital Group, Inc.
         645 Fifth Avenue, Suite 403
         New York, N.Y. 10022

         6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         6.7 HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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

         6.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         6.9 ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

         6.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the date first above written.

         ATTEST:                           SMART FIT FOUNDATIONS, INC.

/s/ JAMES J. CHARLES                       By: /s/ COSMO PALMIERI
------------------------------------           ---------------------------------
                                               Its: President

         ATTEST:                           CYBERFAST NETWORK SYSTEMS CORP.

/s/ LUZ MARINA LEWIS                       By: /s/ EDWARD J. STACKPOLE
------------------------------------           ---------------------------------
                                               Its: Pres. & CEO

         WITNESS:                          STOCKHOLDERS OF CYBERFAST
                                           NETWORK SYSTEMS CORP:

/s/ LUZ MARINA LEWIS                       /s/ EDWARD J. STACKPOLE
------------------------------------       -------------------------------------
                                           Edward J. Stackpole, Shareholder

/s/ LUZ MARINA LEWIS                       /s/ ITIR STACKPOLE
------------------------------------       -------------------------------------
                                           Itir Stackpole, Shareholder

/s/ LUZ MARINA LEWIS                       /s/ OGUZ STACKPOLE
------------------------------------       -------------------------------------
                                           Oguz Stackpole, Shareholder

/s/ LUZ MARINA LEWIS                       /s/ ALI GURKAN
------------------------------------       -------------------------------------
                                           Ali Gurkan, Shareholder


       ATTEST:                             Greengold International, Corp.

/s/ LUZ MARINA LEWIS                       By: /s/ ILLEGIBLE President
------------------------------------           ---------------------------------

         It is requested that a copy of any notice, process or pleading served hereunder be mailed to:

                         Steven L. Siskind, Esq.
                         645 Fifth Avenue, 4th Fl
                         New York, NY 10022

Dated:   October 15, 1998

                    SMARTFIT FOUNDATIONS, INC.

                By: /s/ COSMO PALMIERI
                    -----------------------------------------
                    Cosmo Palmieri, President

STATE OF TEXAS   }
COUNTY OF TRAVIS } ss:

         On the 15 day of Oct., 1998, before me personally came COSMO PALMIERI, to me known, who, being by me duly sworn, did depose and say that he resides at _______________________ and that he is the President of SMARTFIT FOUNDATIONS, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation and that he signed his named thereto by like order.

                                       /s/ JANETTE WARD
                                       -----------------------------------------
                                       Notary Public

                                                 JANETTE WARD
                                                 NOTARY PUBLIC
                                                 State of Texas
                                                 Comm. Exp. 12-21-98